Exhibit 10.10
Summary of Outside Director Compensation

As of October 8, 2008, taking into account changes made by the Board of Directors of Centex Corporation (the “Corporation”) effective on that date, each outside director will receive the following compensation for his or her services:

        ●     The compensation package consists of annual compensation having a value of $265,000.  No separate meeting fees will be payable for attending board and committee meetings.

$65,000 of the annual compensation amount will be paid in the form of cash, payable in monthly installments.

$100,000 of the annual compensation amount will be paid in the form of restricted stock units, to be awarded at the beginning of the Board year commencing immediately after the annual meeting of stockholders (with a grant date delayed, if applicable, until after publication of quarterly earnings in accordance with the Corporation’s grants and equity awards policy).  The number of units awarded will be based on the market price of the Corporation’s common stock on the date of grant. Restricted stock units will vest 100% on the date of grant, but shares of the Corporation’s common stock will not be distributed (and cannot be transferred) until the third anniversary of the date of grant.  If a director leaves the Board for any reason (other than for cause, as determined by the Board) before the distribution date, the award will continue in effect and distribution of the Corporation’s common stock will be made on the distribution date.  If a director is removed for cause, the restricted stock units will be forfeited.  The restricted stock units will not have a deferral feature, so there will be no deferral of the distribution date beyond the third anniversary of the grant date.  Dividends in the form of additional restricted stock units (if awarded on the underlying common stock) will accrue from the date of grant until the distribution date, and will be paid to the directors on the distribution date.  These restricted stock unit awards will be made under the Corporation’s stockholder-approved Centex Corporation 2003 Equity Incentive Plan (the “Plan”) and will be governed by that plan and the terms of restricted stock unit award agreements.  Directors previously received restricted stock awards instead of restricted stock units.  Previously awarded restricted stock will not be converted to restricted stock units.

$100,000 of this annual compensation amount will be paid in the form of stock options, to be awarded at the meeting of the Board of Directors held in July after the Board service year for which the options are granted (with a grant date delayed, if applicable, until after publication of quarterly earnings in accordance with the Corporation’s grants and equity awards policy).  Unlike the restricted stock unit awards, which are made at the beginning of a Board year, stock options are awarded in arrears after the Board year has ended.  The number of shares of common stock subject to these awards will be determined based on the Black-Scholes valuation methodology as of the date of grant.  Options granted to directors will vest upon grant.  If a director leaves the Board for any reason (other than for cause, as determined by the Board) prior to the awarding of stock options for the year, the director will be granted a full (not a pro-rated) stock option award upon separation from service.  The exercise price will be the Corporation's common stock price on the date of grant.  The option award will not be exercisable until the other directors receive their stock option grants for the same Board year and the option will have a shorter exercise period than the normal expiration date, as provided in the Plan.  If a director is removed for cause prior to stock options being granted, no stock option award will be made to such director.  These stock option awards will be made under the Plan and will be governed by that plan and the terms of stock option award agreements.

Directors joining the Board during a Board year will receive a pro-rata portion of the compensation based upon the effective date of their election to the Board.  New directors will receive a restricted stock unit award and begin receiving monthly installments of their cash compensation upon their election to the Board.

        ●     The chairperson of the Audit Committee will receive additional compensation of $25,000, payable in cash in monthly installments.  The chairperson of each of the Compensation and Management Development Committee, the Corporate Governance and Nominating Committee and the 2009 Special Initiatives Committee will receive additional compensation of $20,000, payable in cash in monthly installments.

        ●     The lead director will receive additional compensation of $35,000, payable in cash in monthly installments.

        ●     Directors will be entitled to other compensation pursuant to existing plans in which they are eligible to participate.

The plan for outside director compensation is customarily reviewed by the Corporation’s Board of Directors at or before its July 2009 meeting and is subject to change until it is set for the coming year at that meeting.  For example, in February 2009, the outside directors agreed to forgo their stock option awards that would otherwise have been granted in July 2009 for the preceding Board service year.